Exhibit 99.1

FOR IMMEDIATE RELEASE

November 1, 2016

Investors Contact: Kate Walsh, Vice President of Investor Relations, 214-721-9696, kate.walsh@enlink.com

Media Contact: Jill McMillan, Vice President of Public Relations, 214-721-9271, jill.mcmillan@enlink.com

EnLink Midstream Reports Third Quarter 2016 Results, Refines Guidance, and Provides Operational Update

DALLAS, November 1, 2016 — The EnLink Midstream companies (EnLink or EnLink Midstream), EnLink Midstream Partners, LP (NYSE: ENLK) (the Partnership or ENLK) and EnLink Midstream, LLC (NYSE: ENLC) (the General Partner or ENLC), today reported financial results for the third quarter of 2016, further refined guidance outlook for full-year 2016, and provided an operational update.

Highlights:

•                  Achieved net income attributable to the Partnership of $18.8 million for the three months ended September 30, 2016, and achieved net cash provided by operating activities of $209.6 million for the quarter.  The Partnership also achieved approximately $201 million of adjusted EBITDA before non-controlling interest for the same period.

•                  Refined full-year 2016 consolidated adjusted EBITDA guidance to a range of $760 million to $790 million, from the previous range of $750 million to $800 million.  Adjusted EBITDA is a non-GAAP measure and it, as well as the availability or unavailability of a full-year comparable GAAP measure, is explained in greater detail under “Non-GAAP Financial Information.”

•                  Commenced operations at the Lobo II facility in the Delaware Basin, with 60 million cubic feet per day (MMcf/d) of processing capacity coming on-line in late October 2016.

•                  Significantly increased volumes into our Central Oklahoma system directly related to the recently acquired assets.  Volumes from the STACK acreage during the third quarter 2016 increased by an average of 33 percent compared to the second quarter of 2016, and 87 percent compared to the first quarter of 2016.  STACK and SCOOP rig count on EnLink’s dedicated acreage increased from seven to 11 total rigs.

•                  Increased processing capacity in Central Oklahoma at the Chisholm I plant by 20 MMcf/d, to 120 MMcf/d of capacity with minimal capital outlay.

•                  Achieved record throughput on the Louisiana gas transmission system during the third quarter of 2016.  Volumes increased 16 percent from the third quarter of 2015, with strengthening primarily due to increased Gulf Coast industrial demand, fuel supply to power generation markets, and liquefied natural gas (LNG) export activity around EnLink’s footprint, all of which are expected to drive long-term volume growth.

“EnLink achieved another strong quarter of solid operating and financial results as we continue to execute on our strategic plan” said Barry E. Davis, EnLink’s Chairman and Chief Executive Officer. “We remained proactive over the last 24 months, purposefully acquiring and building premier platforms in the best basins and are poised to continue capturing growth opportunities.  With the benefits of another strong quarter of earnings, we tightened our guidance and are confident in achieving results in the upper end of that range.”

“We expect the momentum of recent volume growth to serve as a catalyst for growth in 2017 and beyond.  Our outlook for Central Oklahoma has us considering the next 200 MMcf/d plant, and if present trends continue, production forecasts could support yet another follow-on 200 MMcf/d plant during the next two to three years.”

Consolidated Guidance Update

EnLink refined its full-year 2016 consolidated adjusted EBITDA guidance to a range of $760 million to $790 million from a range of $750 million to $800 million previously.

Projected net cash outlay related to consolidated growth capital expenditures for full-year 2016 has increased to a range of $475 million to $540 million, up from the previously expected range of $430 million to $515 million.  The increase is primarily due to additional infrastructure build-out in Central Oklahoma to support the accelerating volume trajectory.

Third Quarter 2016 — EnLink Midstream Partners, LP Financial Results

The Partnership’s reported net income was $18.8 million and net cash provided by operating activities was $209.6 million in the third quarter of 2016, compared with net loss attributable to the Partnership of $754.9 million and net cash provided by operating activities of $215.7 million in the third quarter of 2015.  The Partnership’s operating income was $66.9 million in the third quarter of 2016 compared with an operating loss of $730.5 million in the third quarter of 2015.  The net loss in the third quarter of 2015 was primarily due to a non-cash expense of $799.2 million related to goodwill and intangible asset impairments.

The Partnership’s gross operating margin was $316.4 million in the third quarter of 2016 compared with gross operating margin of $308.8 million in the third quarter of 2015.  Realized adjusted EBITDA net to the Partnership was $197.5 million and the Partnership’s distributable cash flow was $154.4 million in the third quarter of 2016, compared with adjusted EBITDA net to the Partnership of $187.3 million and distributable cash flow of $147.8 million in the third quarter of 2015.  The resulting distribution coverage ratio for the third quarter of 2016 was approximately 1.04x on the declared distribution of $0.39 per Partnership unit.   Adjusted EBITDA, distributable cash flow and gross operating margin are non-GAAP measures and are explained in greater detail under “Non-GAAP Financial Information.”  Reconciliations of these measures to their most directly comparable GAAP measures are included in the tables at the end of this news release.

The Partnership’s operating and reporting segments are based principally upon geographic regions served and consist of the following: the Texas segment, which includes natural gas gathering, processing, transmission, and fractionation operations located in North Texas and West Texas; the Louisiana segment, which includes pipelines, processing plants, and natural gas liquids (NGL) assets located in Louisiana; the Oklahoma segment, which includes natural gas gathering and processing operations located in Oklahoma; the Crude and Condensate segment, which includes rail, truck, pipeline, and barge facilities to deliver crude and condensate in Texas, Louisiana, and the Ohio River Valley and brine disposal wells in the Ohio River Valley; and the corporate segment, which includes operating activity for intersegment eliminations and gains or losses from derivative activities.

Each business segment’s contribution to the third quarter 2016 gross operating margin compared with that of the third quarter 2015, and the factors affecting those contributions, is described below:

•                  Texas Segment.  Gross operating margin in the Texas segment decreased by $3.5 million for the three months ended September 30, 2016, compared to the three months ended September 30, 2015. The decrease was primarily attributable to an $8.7 million decline in gross operating margin from our north Texas processing, gathering and transmission assets due primarily to volume declines and the expiration of certain higher margin contracts. This decrease was partially offset by gross operating margin contributions totaling $3.7 million during 2016 from the Matador and Deadwood assets acquired in the fourth quarter of 2015. In addition, volume growth in the Midland Basin resulted in an additional increase in gross operating margin of $1.6 million between periods.

•                  Louisiana Segment. Gross operating margin in the Louisiana segment increased by $1.1 million for the three months ended September 30, 2016, compared to the three months ended September 30, 2015. The gross operating margin from our NGL business increased by $2.6 million due to integrating higher-margin services into the value chain, while the gross operating margin for the Louisiana gas business declined by $1.5 million due to lower processing margins.  Both the NGL and gas businesses benefited from lower operating costs during the quarter.

•                  Oklahoma Segment.  Gross operating margin in the Oklahoma segment increased by $22.8 million for the three months ended September 30, 2016, compared to the three months ended September 30, 2015. This increase was driven by a gross operating margin contribution of $24.8 million from the EnLink Oklahoma T.O. assets acquired in January 2016. This increase was partially offset by a decline in gross operating margin of $2.5 million at the Northridge gathering and processing assets as a result of a decline in volumes and a rate reduction on a third-party contract.

•                  Crude and Condensate Segment. Gross operating margin in the Crude and Condensate segment decreased by $7.1 million for the three months ended September 30, 2016, compared to the three months ended September 30, 2015. The decrease is primarily the result of volume declines throughout the Crude and Condensate segment. The decrease in gross operating margin was offset by lower operating costs during the quarter.

•                  Corporate Segment.  The Corporate segment included a loss from derivative activity of $0.5 million for the three months ended September 30, 2016, compared to a gain of $5.2 million for the three months ended September 30, 2015, due primarily to realized gains on our commodity swaps during the three months ended September 30, 2015.

The Partnership’s third quarter 2016 operating expenses were $98.0 million, a decrease of $7.0 million from the third quarter of 2015. General and administrative expenses for the third quarter of 2016 decreased by $5.2 million from the third quarter of 2015. Depreciation and amortization expense for the third quarter of 2016 increased by $27.8 million from the third quarter of 2015. This increase was primarily due to the Chisholm and Battle Ridge assets acquired in January 2016 and the Lobo assets acquired in October 2015.  Net interest expense for the third quarter of 2016 increased by $17.8 million from the third quarter of 2015 primarily due to an increase in senior notes outstanding and amortization of installment note discount.

Net loss per limited partner common unit for the third quarter of 2016 was $0.03 per common unit compared with net loss of $2.32 per common unit for the third quarter of 2015.

Third Quarter 2016 — EnLink Midstream, LLC Financial Results

The General Partner reported net income attributable to EnLink Midstream, LLC of $0.7 million for the third quarter of 2016 compared with a net loss attributable to EnLink Midstream, LLC of $193.4 million in the third quarter of 2015.  As previously mentioned, the net loss in the third quarter of 2015 was primarily due to the non-cash expense of $799.2 million related to goodwill and intangible asset impairments.  The General Partner’s cash available for distribution was $51.1 million in the third quarter of 2016 compared with cash available for distribution of $47.5 million in the third quarter of 2015. The resulting distribution coverage ratio for the third quarter of 2016 was approximately 1.10x on the declared distribution of $0.255 per General Partner unit.  Cash available for distribution is a non-GAAP measure and is explained in greater detail under “Non-GAAP Financial Information”.  A reconciliation of cash available for distribution to its most directly comparable GAAP measure is included in the tables at the end of this news release.

Third Quarter Operational Update

•                  Central Oklahoma Expansion:

•                  Devon’s recent announcement of improved type-curves, record setting well results and 2017 transition from evaluation to full-field development in the STACK bolstered the Partnership’s confidence in volume growth for 2017, and expanded the scope of infrastructure needed in 2016.  The Partnership plans to spend approximately $300 million to $320 million of total growth capital in the STACK and SCOOP basins during 2016.

•                  Additionally, during the third quarter, EnLink expanded the capacity of the Chisholm I plant from 100 MMcf/d to 120 MMcf/d with minimal capital outlay and initiated construction of the Chisholm II plant such that costs and schedule remain in-line with the Partnership’s previously announced expectations.

•                  Delaware Basin Joint Venture Processing Expansion:

•                  The Partnership formed a strategic joint venture with an affiliate of NGP Natural Resources XI, L.P. (NGP) during the quarter, with aggregate contributions and commitments of $800 million.  The first joint project involves the completion of the Lobo II plant which includes the installation of a cryogenic natural gas processing facility with capacity up to 120 MMcf/d and approximately 80 miles of natural gas and liquids gathering pipeline infrastructure in Loving County, Texas, and Lea and Eddy Counties, New Mexico.  The expansion is progressing well, and the first 60 MMcf/d of processing capacity is currently operational, with additional infrastructure becoming operational by year-end.

•                  EnLink’s Delaware Basin joint venture is ideally positioned to pursue additional transactions provided they drive value to unitholders.

•                  The Greater Chickadee Crude Oil Gathering Project:

•                  The Partnership previously announced plans to construct a new crude oil gathering system in the Midland Basin called the Greater Chickadee Crude Oil Gathering Project.  The project is progressing very well and has expanded in scope due to the addition of new customers, volumes and acreage.    The aggregate revised capital cost of the original project and bolt-on opportunities increased to approximately $90 million, up from an original announcement of $70 million to $80 million, with $60 million still expected to be incurred during 2016.

•                  The initial phase of the Greater Chickadee project will become operational in early November 2016, and full-service is on-track for first quarter 2017.  There are currently three rigs running on EnLink’s dedicated acreage, with a fourth rig expected by year-end.

•                  Louisiana:

•                  Record volumes were achieved on the Partnership’s Louisiana gas system during the quarter, as demand across the footprint remained strong and the Partnership continued to enhance operational capacity and capture new demand through asset integration and customer connection efforts.

•                  NGL volumes continued to experience a short-term trough.  This trough, however, is expected to reverse in early 2017 as NGL output increases on the Partnership’s Central Oklahoma system.  Current forecasts suggest that throughput on the Partnership’s Cajun-Sibon pipeline should reach capacity in the second quarter of 2017, coinciding with the expansion of the Chisholm complex, which is expected to benefit the entirety of the company’s Louisiana NGL footprint.

•                  Barnett Shale:

•                  Devon recently announced that it had identified thousands of low-risk opportunities in the Barnett, and has commented that as the strip price for gas rises, the potential for resumption of Barnett Shale refrac activity also rises, which could unlock significant value for EnLink.

•                  Combined actions taken by Devon and the Partnership to date have muted 2016 volume declines to 5 percent to 7 percent annually, and developmental activity undertaken in future years will assist in mitigating ongoing declines.

•                  Howard Energy Partners (HEP):

•                  In August 2016, HEP successfully closed a third-party preferred equity investment.  The completion of the preferred equity investment reduces capital contributions required to be made by the Partnership to HEP for the remainder of 2016 in addition to capital calls that HEP previously scheduled for 2017.

•                  The Partnership previously disclosed the potential for increased liquidity as a result of non-core asset sales, including its 31 percent interest in HEP’s common units.  The Partnership continues to evaluate a potential monetization of its HEP interest and will provide updates when available.

EnLink Midstream to Hold Earnings Conference Call on November 2, 2016

The General Partner and the Partnership will hold a conference call to discuss third quarter financial results on Wednesday, November 2, 2016, at 9 a.m. Central time (10 a.m. Eastern time). The dial-in number for the call is 1-855-656-0924. Callers outside the United States should dial 1-412-542-4172. Participants can also preregister for the conference call by navigating to http://dpregister.com/10092382 where they will receive their dial-in information upon completion of their preregistration.

Interested parties can access an archived replay of the call on the Investors page of EnLink’s website at www.enlink.com.

About the EnLink Midstream Companies

EnLink Midstream is a leading, integrated midstream company with a diverse geographic footprint and a strong financial foundation, delivering tailored customer solutions for sustainable growth. EnLink Midstream is publicly traded through two entities: EnLink Midstream, LLC (NYSE: ENLC), the publicly traded general partner entity, and EnLink Midstream Partners, LP (NYSE: ENLK), the master limited partnership entity.

EnLink Midstream’s assets are located in many of North America’s premier oil and gas regions, including Oklahoma’s Midcontinent, the Permian Basin, and the Gulf Coast region. Based in Dallas, Texas, EnLink Midstream’s assets include approximately 11,000 miles of gathering and transportation pipelines, 21 processing plants with approximately 4.4 billion cubic feet per day of processing capacity, seven fractionators with approximately 260,000 barrels per day of fractionation capacity, as well as barge and rail terminals, product storage facilities, purchase and marketing capabilities, brine disposal wells, an extensive crude oil trucking fleet and equity investments in certain private midstream companies.

References in this press release to “EnLink Midstream Partners, LP,” the “Partnership,” “ENLK” or like terms refer to EnLink Midstream Partners, LP itself or EnLink Midstream Partners, LP together with its consolidated subsidiaries, including EnLink Midstream Operating, LP, EnLink Midstream Holdings, LP (“Midstream Holdings”) and EnLink Oklahoma Gas Processing, LP (formerly known as EnLink TOM Holdings, LP) and its consolidated subsidiaries (collectively, “EnLink Oklahoma T.O.”).  EnLink Oklahoma T.O. is sometimes used to refer to EnLink Oklahoma Gas Processing, LP itself or EnLink Oklahoma Gas Processing, LP together with its consolidated subsidiaries.

Additional information about the EnLink companies can be found at www.enlink.com.

Non-GAAP Financial Information

This press release contains non-generally accepted accounting principle financial measures that we refer to as adjusted EBITDA, distributable cash flow, gross operating margin, and the General Partner’s cash available for distribution. We define adjusted EBITDA as net income (loss) plus interest expense, provision for income taxes, depreciation and amortization expense, impairment expense, unit-based compensation, (gain) loss on non-cash derivatives, (gain) loss on disposition of assets, successful transaction costs, accretion expense associated with asset retirement obligations, reimbursed employee costs, non-cash rent and distributions from unconsolidated affiliate investments less payments under onerous performance obligations, non-controlling interest, the General Partner’s interest in the adjusted EBITDA of Midstream Holdings prior to the EMH drop downs and income (loss) from unconsolidated affiliate investments. We define distributable cash flow as adjusted EBITDA (defined above), net to the Partnership, less interest expense (excluding amortization of the Tall Oak acquisition installment payable discount), adjustments for the mandatorily redeemable non-controlling interest, interest rate swaps, cash taxes and other, and maintenance capital expenditures. We define gross operating margin, as revenues less cost of sales. The General Partner’s cash available for distribution is defined as net income (loss) of the General Partner less the net income (loss) of the Partnership, which is consolidated into the General Partner’s net income (loss), plus the General Partner’s share of distributions from the Partnership, the General Partner’s share of EnLink Oklahoma Gas Processing, LP (together with its subsidiaries, “EnLink Oklahoma T.O.”) depreciation expense, the General Partner’s deferred income tax expense, the General Partner’s interest in the adjusted EBITDA of Midstream Holdings prior to the EMH drop downs, the General Partner’s corporate goodwill impairment and the General Partner’s acquisition transaction costs attributable to its share of the EnLink Oklahoma T.O. acquisition, and less the General Partner’s interest in maintenance capital expenditures of Midstream Holdings prior to the EMH drop downs.  Growth capital expenditures generally include capital expenditures made for acquisitions or capital improvements that we expect will increase our asset base, operating income or operating capacity over the long-term.  Adjusted EBITDA of Midstream Holdings is defined as Midstream Holdings’ net income plus taxes, depreciation and amortization and distributions from unconsolidated affiliate investments less income from unconsolidated affiliate investments. EnLink Oklahoma T.O.’s adjusted EBITDA means EnLink Oklahoma T.O.’s net income plus depreciation and amortization

Coverage ratio is calculated by dividing distributable cash flow by distributions paid to the General Partner and the unitholders. Growth capital expenditures generally include capital expenditures made for acquisitions or capital improvements that we expect will increase our asset base, operating income or operating capacity over the long-term.  Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of the assets and to extend their useful lives.

The Partnership and General Partner believe these measures are useful to investors because they may provide users of this financial information with meaningful comparisons between current results and prior-reported results and a meaningful measure of the Partnership’s and the General Partner’s cash flow after it has satisfied the capital and related requirements of its operations.  In addition, adjusted EBITDA achievement is a primary metric used in the Partnership’s credit facility and short-term incentive program for compensating its employees.

Gross operating margin, adjusted EBITDA, distributable cash flow, and cash available for distribution, as defined above, are not measures of financial performance or liquidity under GAAP. They should not be considered in isolation or as an indicator of the Partnership’s and the General Partner’s performance. Furthermore, they should not be seen as a substitute for metrics prepared in accordance with GAAP. Reconciliations of these measures to their most directly comparable GAAP measures are included in the following tables.  See ENLK’s and ENLC’s filings with the SEC for more information.

EnLink Midstream does not provide GAAP financial measures on a forward-looking basis because the companies are unable to predict with reasonable certainty impairments, depreciation and amortization, gains and losses on derivative activities and acquisition-related expenses without unreasonable effort.  These items are uncertain, depend on various factors, and could be material to EnLink Midstream’s results computed in accordance with GAAP.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Although these statements reflect the current views, assumptions and expectations of our management, the matters addressed herein involve certain assumptions, risks and uncertainties that could cause actual activities, performance, outcomes and results to differ materially from those indicated. Such forward-looking statements include, but are not limited to, statements about guidance, projected or forecasted financial and operating results, operational results of our customers, results in certain basins, future rig count information, objectives, project timing, expectations and intentions and other statements that are not historical facts. Factors that could result in such differences or otherwise materially affect our financial condition, results of operations and cash flows include, without limitation,(a) the dependence on Devon for a substantial portion of the natural gas that we gather, process and transport, (b) developments that materially and adversely affect Devon or our other customers, (c) adverse developments in the midstream business may reduce our ability to make distributions, (d) our vulnerability to having a significant portion of our operations concentrated in the Barnett Shale, (e) the amount of hydrocarbons transported in our gathering and transmission lines and the level of our processing and fractionation operations, (f) impairments to goodwill, long-lived assets and equity method investments, (g) our ability to balance our purchases and sales, (h) fluctuations in oil, natural gas and NGL prices, (i) construction risks in our major development projects, (j) reductions in our credit ratings, (k) our debt levels and restrictions contained in our debt documents, (l) our ability to consummate future acquisitions, successfully integrate any acquired businesses, realize any cost savings and other synergies from any acquisition, (m) changes in the availability and cost of capital, (n) competitive conditions in our industry and their impact on our ability to connect hydrocarbon supplies to our assets, (o) operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control, (p) a failure in our computing systems or a cyber-attack on our systems, and (q) the effects of existing and future laws and governmental regulations, including environmental and climate change requirements and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in EnLink Midstream Partners, LP’s and EnLink Midstream, LLC’s filings with the Securities and Exchange Commission, including EnLink Midstream Partners, LP’s and EnLink Midstream, LLC’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Neither EnLink Midstream Partners, LP nor EnLink Midstream, LLC assumes any obligation to update any forward-looking statements.

The assumptions and estimates underlying the forecasted financial information included in the guidance information in this press release are inherently uncertain and, though considered reasonable by the EnLink Midstream management team as of the date of its preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the forecasted financial information. Accordingly, there can be no assurance that the forecasted results are indicative of EnLink Midstream’s future performance or that actual results will not differ materially from those presented in the forecasted financial information. Inclusion of the forecasted financial information in this press release should not be regarded as a representation by any person that the results contained in the forecasted financial information will be achieved.

EnLink Midstream Partners, LP

Selected Financial Data

(All amounts in millions except per unit amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(Unaudited) (In millions, except per unit amounts)
Total revenues	$1,104.6	$1,170.6	$3,027.5	$3,385.6
Cost of sales (1)	788.2	861.8	2,106.8	2,487.4
Gross operating margin	316.4	308.8	920.7	898.2
Operating costs and expenses:
Operating expenses (2)	98.0	105.0	296.3	312.6
General and administrative (3)	28.3	33.5	90.6	102.3
(Gain) loss on disposition of assets	(3.0)	3.2	(2.9)	3.2
Depreciation and amortization	126.2	98.4	373.0	289.1
Impairments	—	799.2	566.3	799.2
Total operating costs and expenses	249.5	1,039.3	1,323.3	1,506.4
Operating income (loss)	66.9	(730.5)	(402.6)	(608.2)
Other income (expense):
Interest expense, net of interest income	(48.0)	(30.2)	(137.9)	(71.5)
Income (loss) from unconsolidated affiliates	1.1	6.4	(0.5)	16.1
Other income	0.1	0.1	0.1	0.7
Total other expense	(46.8)	(23.7)	(138.3)	(54.7)
Income (loss) before non-controlling interest and income taxes	20.1	(754.2)	(540.9)	(662.9)
Income tax provision	(2.6)	(1.0)	(1.3)	(2.9)
Net income (loss)	17.5	(755.2)	(542.2)	(665.8)
Net loss attributable to the non-controlling interest	(1.3)	(0.3)	(5.6)	(0.3)
Net income (loss) attributable to EnLink Midstream Partners, LP	$18.8	$(754.9)	$(536.6)	$(665.5)
General partner interest in net income	$10.8	$6.3	$28.8	$50.2
Limited partners’ interest in net loss attributable to EnLink Midstream Partners, LP	$(11.4)	$(745.2)	$(602.1)	$(700.5)
Class C partners’ interest in net loss attributable to EnLink Midstream Partners, LP	$—	$(16.0)	$(12.5)	$(15.2)
Preferred interest in net income attributable to EnLink Midstream Partners, LP	$19.4	$—	$49.2	$—
Net loss attributable to EnLink Midstream Partners, LP per limited partners’ unit:
Basic common unit	$(0.03)	$(2.32)	$1.82	$(2.38)
Diluted common unit unit	$(0.03)	$(2.32)	$(1.82)	$(2.38)

(1)         Includes affiliate cost of sales of $33.7 million and $51.9 million for the three months ended September 30, 2016 and 2015, respectively, and $126.0 million and $91.7 million for the nine months ended September 30, 2016 and 2015, respectively.

(2)         Includes affiliate operating expenses of $0.1 million and $0.1 million for the three months ended September 30, 2016 and 2015, respectively, and $0.4 million and $0.3 million for the nine months ended September 30, 2016 and 2015, respectively.

(3)         Includes affiliate general and administrative expenses of $0.1 and $0.2 million for the three and nine months ended September 30, 2015, respectively.

EnLink Midstream Partners, LP

Reconciliation of Operating Income (Loss) to Gross Operating Margin

(All amounts in millions except ratios and per unit amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(in millions)
Operating income (loss)	$66.9	$(730.5)	$(402.6)	$(608.2)

Add (deduct):
Operating expenses	98.0	105.0	296.3	312.6
General and administrative expenses	28.3	33.5	90.6	102.3
(Gain) loss on disposition of assets	(3.0)	3.2	(2.9)	3.2
Depreciation and amortization	126.2	98.4	373.0	289.1
Impairments	—	799.2	566.3	799.2
Gross operating margin	$316.4	$308.8	$920.7	$898.2

EnLink Midstream Partners, LP

Reconciliation of Net Income (Loss) to Adjusted EBITDA and Distributable Cash Flow and Calculation of Coverage Ratio

(All amounts in millions except ratios and per unit amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(in millions)
Net income (loss)	$17.5	$(755.2)	$(542.2)	$(665.8)
Interest expense	48.0	30.2	137.9	71.5
Depreciation and amortization	126.2	98.4	373.0	289.1
Impairments	—	799.2	566.3	799.2
(Income) loss from unconsolidated affiliate investments	(1.1)	(6.4)	0.5	(16.1)
Distribution from unconsolidated affiliate investments (1)	4.7	12.2	19.6	31.4
(Gain) loss on disposition of assets	(3.0)	3.2	(2.9)	3.2
Unit-based compensation	7.3	7.3	22.5	28.6
Income taxes	2.6	1.0	1.3	2.9
Loss on non-cash derivatives	1.6	0.2	16.0	6.4
Payments under onerous performance obligation offset to other current and long-term liabilities	(4.5)	(4.5)	(13.5)	(13.5)
Other (2)	1.5	1.4	7.5	10.8
Adjusted EBITDA before non-controlling interest	$200.8	$187.0	$586.0	$547.7
Non-controlling interest share of adjusted EBITDA (3)	(3.3)	0.3	(6.1)	0.3
Transferred interest adjusted EBITDA (4)	—	—	—	(55.8)
Adjusted EBITDA, net to EnLink Midstream Partners, LP	$197.5	$187.3	$579.9	$492.2
Interest expense	(48.0)	(30.2)	(137.9)	(71.5)
Amortization of Tall Oak installment payable discount included in interest expense (5)	13.3	—	39.0	—
Non-cash adjustment for mandatorily redeemable non-controlling interest	—	1.3	0.3	(2.1)
Interest Rate Swap (6)	0.4	—	0.4	(3.6)
Cash taxes and other	(2.6)	(1.0)	(1.6)	(2.5)
Maintenance capital expenditures	(6.2)	(9.6)	(19.3)	(32.0)
Distributable cash flow	$154.4	$147.8	$460.8	$380.5
Distributions declared per limited partner unit	$0.390	$0.390	$1.17	$1.155
Actual declared distribution (7)	$148.7	$140.2	$437.7	$379.2
Distribution Coverage	1.04x	1.05x	1.05x	1.00x

(1)         Distributions for the three and nine months ended September 30, 2016 do not include $32.7 million of distributions received from HEP during the third quarter of 2016 attributable to the redemption of preferred units in HEP that ENLK previously held. The preferred units were issued to us by HEP during the second and third quarters of 2016 for contributions of $29.5 million and $3.2 million, respectively.

(2)         Includes the following: accretion expense associated with asset retirement obligations; reimbursed employee costs from Devon and LPC, which are costs reimbursed to us by previous employer pursuant to acquisition or merger; successful acquisition transaction costs which we do not consider in determining adjusted EBITDA because operating cash flows are not used to fund such costs; and non-cash rent which relates to lease incentives pro-rated over the lease term.

(3)         Non-controlling interest share of adjusted EBITDA includes ENLC’s 16% share of adjusted EBITDA from EnLink Oklahoma T.O., NGP’s 49.9% share of adjusted EBITDA from the Delaware Basin JV and the NCI share of adjusted EBITDA from the E2 entities.

(4)         Represents recast adjusted EBITDA from assets acquired from ENLC and Devon in drop down transactions during the first half of 2015 for the period prior to the date of the drop down transactions.

(5)         Amortization of the Tall Oak acquisition installment payable discount is considered non-cash interest under our credit facility since the payment under the payable is consideration for the acquisition of the Tall Oak assets.

(6)         During the second quarter of 2015 and third quarter of 2016, ENLK entered into interest rate swap arrangements to mitigate ENLK’s exposure to interest rate movements prior to ENLK’s note issuances. The gain on settlement of the interest rate swaps was considered excess proceeds for the note issuance and is therefore excluded from distributable cash flow.

(7)         The actual declared distribution does not assume full quarter distributions on the Class D units in the first quarter of 2015 or Class E units in the second quarter of 2015.

EnLink Midstream Partners, LP

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA

and Distributable Cash Flow

(All amounts in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(in millions)
Net cash provided by operating activities	$209.6	$215.7	$509.2	$508.0
Interest expense, net (1)	34.5	28.8	98.7	73.5
Current income tax	2.6	1.0	1.6	2.9
Distributions from unconsolidated affiliate investment in excess of earnings (2)	4.1	5.4	18.9	14.3
Other (3)	1.0	1.8	6.3	10.4
Changes in operating assets and liabilities which provided cash:
Accounts receivable, accrued revenues, inventories and other	(0.2)	(66.9)	14.2	(105.9)
Accounts payable, accrued gas and crude oil purchases and other (4)	(50.8)	1.2	(62.9)	44.5
Adjusted EBITDA before non-controlling interest	$200.8	$187.0	$586.0	$547.7
Non-controlling interest share of adjusted EBITDA (5)	(3.3)	0.3	(6.1)	0.3
Transferred interest adjusted EBITDA (6)	—	—	—	(55.8)
Adjusted EBITDA, net to EnLink Midstream Partners, LP	$197.5	$187.3	$579.9	$492.2
Interest expense	(48.0)	(30.2)	(137.9)	(71.5)
Amortization of Tall Oak installment payable discount included in interest expense (7)	13.3	—	39.0	—
Non-cash adjustment for mandatorily redeemable non-controlling interest	—	1.3	0.3	(2.1)
Interest Rate Swap (8)	0.4	—	0.4	(3.6)
Cash taxes and other	(2.6)	(1.0)	(1.6)	(2.5)
Maintenance capital expenditures	(6.2)	(9.6)	(19.3)	(32.0)
Distributable cash flow	$154.4	$147.8	$460.8	$380.5

(1)         Net of amortization of debt issuance costs, discount and premium, and valuation adjustment for mandatorily redeemable non-controlling interest included in interest expense but not included in net cash provided by operating activities.

(2)         Distributions for the three and nine months ended September 30, 2016 do not include $32.7 million of distributions received from HEP during the third quarter of 2016 attributable to the redemption of preferred units in HEP that ENLK previously held. The preferred units were issued to us by HEP during the second and third quarters of 2016 for contributions of $29.5 million and $3.2 million, respectively.

(3)         Includes the following: reimbursed employee costs from Devon and LPC, which are costs reimbursed to us by previous employer pursuant to acquisition or merger; and successful acquisition transaction costs which we do not consider in determining adjusted EBITDA because operating cash flows are not used to fund such costs.

(4)         Net of payments under onerous performance obligation offset to other current and long-term liabilities.

(5)         Non-controlling interest share of adjusted EBITDA includes ENLC’s 16% share of adjusted EBITDA from EnLink Oklahoma T.O., NGP’s 49.9% share of adjusted EBITDA from the Delaware Basin JV and the NCI share of adjusted EBITDA from the E2 entities.

(6)         Represents recast adjusted EBITDA from assets acquired from ENLC and Devon in drop down transactions during the first half of 2015 for the period prior to the date of the drop down transactions.

(7)         Amortization of the Tall Oak installment payable discount is considered non-cash interest under our credit facility since the payment under the payable is consideration for the acquisition of the Tall Oak assets.

(8)         During the second quarter of 2015 and third quarter of 2016, we entered into interest rate swap arrangements to mitigate our exposure to interest rate movements prior to our note issuances. The gain on settlement of the interest rate swaps was considered excess proceeds for the note issuance and is therefore excluded from distributable cash flow.

EnLink Midstream Partners, LP

Operating Data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Midstream Volumes:
Texas
Gathering and Transportation (MMBtu/d)	2,580,300	2,640,300	2,657,600	2,705,900
Processing (MMBtu/d)	1,172,900	1,244,100	1,188,100	1,214,500
Louisiana
Gathering and Transportation (MMBtu/d)	1,754,400	1,516,400	1,602,400	1,444,700
Processing (MMBtu/d)	493,900	509,100	496,400	488,200
NGL Fractionation (Gals/d)	5,259,400	6,370,600	5,194,664	5,957,000
Oklahoma
Gathering and Transportation (MMBtu/d)	633,000	391,100	620,300	411,800
Processing (MMBtu/d)	583,200	348,900	571,800	325,500
Crude and Condensate
Crude Oil Handling (Bbls/d)	72,800	147,300	98,300	130,800
Brine Disposal (Bbls/d)	3,700	4,200	3,500	3,900

EnLink Midstream, LLC

Selected Financial Data

(All amounts in millions except per unit amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(Unaudited) (In millions, except per unit amounts)
Total revenues	$1,104.6	$1,170.6	$3,027.5	$3,385.6
Cost of sales (1)	788.2	861.8	2,106.8	2,487.4
Gross operating margin	316.4	308.8	920.7	898.2
Operating costs and expenses:
Operating expenses (2)	98.0	105.0	296.3	312.6
General and administrative (3)	29.3	34.8	94.7	105.6
(Gain) loss on disposition of assets	(3.0)	3.2	(2.9)	3.2
Depreciation and amortization	126.2	98.4	373.0	289.1
Impairments	—	799.2	873.3	799.2
Total operating costs and expenses	250.5	1,040.6	1,634.4	1,509.7
Operating income (loss)	65.9	(731.8)	(713.7)	(611.5)
Other income (expense):
Interest expense, net of interest income	(48.4)	(30.4)	(138.9)	(72.1)
Income (loss) from unconsolidated affiliates	1.1	6.4	(0.5)	16.1
Other income	0.1	0.1	0.1	0.6
Total other expense	(47.2)	(23.9)	(139.3)	(55.4)
Income (loss) before non-controlling interest and income taxes	18.7	(755.7)	(853.0)	(666.9)
Income tax provision	(7.6)	(0.2)	(6.0)	(21.1)
Net income (loss)	11.1	(755.9)	(859.0)	(688.0)
Net income (loss) attributable to the non-controlling interest	10.4	(562.5)	(402.9)	(526.1)
Net income (loss) attributable to EnLink Midstream, LLC	$0.7	$(193.4)	$(456.1)	$(161.9)
Devon investment interest in net income	$—	$—	$—	$0.7
EnLink Midstream, LLC interest in net income (loss)	$0.7	$(193.4)	$(456.1)	$(162.6)
Net income (loss) attributable to EnLink Midstream, LLC per unit:
Basic common unit	$—	$(1.18)	$(2.54)	$(0.99)
Diluted common unit	$—	$(1.18)	$(2.54)	$(0.99)

(1)         Includes affiliate cost of sales of $33.7 million and $51.9 million for the three months ended September 30, 2016 and 2015, respectively, and $126.0 million and $91.7 million for the nine months ended September 30, 2016 and 2015, respectively.

(2)         Includes affiliate operating expenses of $0.1 million and $0.1 million for the three months ended September 30, 2016 and 2015, respectively, and $0.4 million and $0.3 million for the nine months ended September 30, 2016 and 2015, respectively.

(3)         Includes affiliate general and administrative expenses of $0.1 million and $0.3 million for the three and nine months ended September 30, 2015, respectively.

EnLink Midstream, LLC

Cash Available for Distribution and Calculation of Coverage Ratio

(All amounts in millions except ratios and per unit amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Distribution declared by ENLK associated with (1):
General partner interest	$0.5	$0.6	$1.6	$1.8
Incentive distribution rights	14.4	13.6	42.4	33.7
ENLK common units owned	34.6	33.4	103.6	70.0
Total share of ENLK distributions declared	$49.5	$47.6	$147.6	$105.5
Transferred interest EBITDA (2)	—	—	—	53.7
Adjusted EBITDA of EnLink Oklahoma T.O. (3)	2.9	$—	.9	—
Transaction costs (4)	—	$—	0.6	—
Total cash available	$52.4	$47.6	$154.1	$159.2
Uses of cash:
General and administrative expenses	(0.9)	(1.1)	(3.8)	(3.0)
Current income taxes (5)	—	1.2	—	—
Interest expense	(0.4)	(0.2)	(1.0)	(0.7)
Maintenance capital expenditures (6)	—	—	—	(4.0)
Total cash used	$(1.3)	$(0.1)	$(4.8)	$(7.7)
ENLC cash available for distribution	$51.1	$47.5	$149.3	$151.5

Distribution declared per ENLC unit	$0.255	$0.255	$0.765	$0.750
Cash distribution declared	$46.4	$42.2	$139.4	$124.1
Distribution coverage	1.10x	1.12x	1.07x	1.22x

(1)         Represents distributions to be paid to ENLC on November 11, 2016 and distributions paid on August 11, 2016, May 12, 2016, November 12, 2015, August 14, 2015 and May 14, 2015.

(2)         Represents ENLC’s interest in EnLink Midstream Holdings, LP’s (“Midstream Holdings”) adjusted EBITDA, which was disbursed to ENLC by Midstream Holdings on a monthly basis prior to the transfer of all interests in Midstream Holdings to the Partnership in drop down transactions (the “EMH Drop Downs”). Midstream Holdings’ adjusted EBITDA is defined as net income (loss) plus interest expense, provision for income taxes, depreciation and amortization expense, impairment expense, unit-based compensation, (gain) loss on non-cash derivatives, (gain) loss on disposition of assets, successful transaction costs, accretion expense associated with asset retirement obligations, reimbursed employee costs, non-cash rent, and distributions from unconsolidated affiliate investments, less payments under onerous performance obligations, non-controlling interest, and income (loss) from unconsolidated affiliate investments.

(3)         Represents ENLC’s interest in EnLink Oklahoma T.O. adjusted EBITDA, which is disbursed to ENLC by EnLink Oklahoma T.O. on a monthly basis. EnLink Oklahoma T.O. adjusted EBITDA is defined as earnings before depreciation and amortization and provision for income taxes.

(4)         Represents acquisition transaction costs attributable to the Company’s 16% interest in EnLink Oklahoma T.O., which are considered growth capital expenditures as part of the cost of the assets acquired.

(5)         Represents ENLC’s stand-alone current tax expense.

(6)         Represents ENLC’s interest in Midstream Holdings’ maintenance capital expenditures prior to the EMH Drop Downs which is netted against the monthly disbursement of Midstream Holdings’ adjusted EBITDA per (2) above. There are no maintenance capital expenditures attributable to ENLC’s share of EnLink Oklahoma T.O. during 2016. All of EnLink Oklahoma T.O. capital expenditures during 2016 are growth related which are not considered in determining cash flow available for distribution.

EnLink Midstream, LLC

Reconciliation of Net Income (Loss) of ENLC to ENLC Cash Available for Distribution

(All amounts in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net income (loss) of ENLC	$11.1	$(755.9)	$(859.0)	$(688.0)
Less: Net income (loss) attributable to ENLK	18.8	(754.9)	(536.6)	(665.5)
Net loss of ENLC excluding ENLK	$(7.7)	$(1.0)	$(322.4)	$(22.5)
ENLC’s share of distributions from ENLK (1)	49.4	47.6	147.5	105.5
ENLC’s interest in EnLink Oklahoma T.O. depreciation	3.6	—	10.4	—
ENLC deferred income tax (benefit) expense (2)	5.0	0.5	4.7	18.3
Maintenance capital expenditures (3)	—	—	—	(4.0)
Transferred interest EBITDA (4)	—	—	—	53.7
ENLC corporate goodwill impairment	—	—	307.0	—
Other items (5)	0.8	0.4	2.1	0.5
ENLC cash available for distribution	$51.1	$47.5	$149.3	$151.5

(1)         Represents distributions declared by ENLK and to be paid to ENLC on November 11, 2016 and distributions paid by ENLK to ENLC on August 11, 2016, May 12, 2016, November 12, 2015, August 14, 2015 and May 14, 2015.

(2)         Represents ENLC’s stand-alone deferred taxes.

(3)         There are no maintenance capital expenditures attributable to ENLC’s share of EnLink Oklahoma T.O. during 2016. All of EnLink Oklahoma T.O. capital expenditures during 2016 are growth related which are not considered in determining cash flow available for distribution. For the three and nine month periods ended September 30, 2015, the amounts represent ENLC’s interest in maintenance capital expenditures of Midstream Holdings prior to the EMH Drop Downs during the first half of 2015.

(4)         Represents ENLC’s interest in the adjusted EBITDA of Midstream Holdings prior to the EMH Drop Downs. Adjusted EBITDA of Midstream Holdings’ is defined as maintenance capital expenditures prior to the EMH Drop Downs netted against the monthly disbursement of Midstream Holdings’ adjusted EBITDA.

(5)         Represents transaction costs attributable to ENLC’s share of acquisition of EnLink Oklahoma T.O. and other non-cash items not included in cash available for distributions.